EXHIBIT 2.6

                          ADDENDUM TO
      NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT

This Addendum is made this 30th day of May, 2001, between MERCHANTS WHOLESALE INC., an Illinois corporation ("Seller"), ROBERT J. LANSING and MARCIA S. LANSING, residents of the State of Illinois and the sole shareholders of Seller (the "Shareholders" and, with Seller, the "Selling Parties") and AMCON DISTRIBUTING COMPANY, a Delaware corporation ("Buyer"). On February 8, 2001, Buyer and the Selling Parties entered into a Noncompete, Nonsolicitation and Nondisclosure Agreement (the "Agreement"). The Agreement is hereby amended, effective May 1, 2000, as follows:

   1. Section 1(a) of the Agreement is amended and restated in its entirety to read as follows:

      Section 1.  CONSIDERATION.

      (a) In consideration for the agreements of the Selling Parties made herein, Buyer agrees to pay to the Selling Parties a total of $400,000, which shall be payable in four (4) annual installments of $100,000 each. The first installment payment will be due on the first anniversary of the closing date for the transactions described in the Asset Purchase Agreement and Real Estate Purchase Agreement (the "Closing Date") and subsequent installments will be due on the next three anniversaries of the Closing Date (or if such anniversary is not a business day, on the following business day). Payments will be made to such of the Selling Parties as they shall instruct the Buyer in writing prior to any date upon which a payment is due. In the absence of any such instruction, such payments will be made in equal amounts to each of the Selling Parties.

   2. Section 2 of the Agreement is amended and restated in its entirety to read as follows:

      Section 2. TERM. The term of this Agreement shall be for a period of four years from the Closing Date unless otherwise specified (the "Term").

   3. Except as set forth in this Addendum, the terms and conditions set forth in the Agreement shall remain in full force and effect.

                   [Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Addendum and caused the same to be duly delivered on their behalf on the day and year first written above.


                                      BUYER:
                                      AMCON DISTRIBUTING COMPANY

                                      By: Kathleen M. Evans
                                        ----------------------------
                                        Kathleen M. Evans, President

                                      SELLER:
                                      MERCHANTS WHOLESALE INC.


                                      By: Robert J. Lansing
                                        ----------------------------
                                        Robert J. Lansing, President

                                      SHAREHOLDERS:


                                        Robert J. Lansing
                                        --------------------------
                                        Robert J. Lansing


                                        Marcia S. Lansing
                                        --------------------------
                                        Marcia S. Lansing